Exhibit 99.1

Vail Banks, Inc.

News Release

For Immediate Release	Contacts:
October 24, 2003	Lisa M. Dillon President ldillon@weststarbank.com 970-328-9710	Peter G. Williston Sr. Executive Vice President/CFO pwilliston@weststarbank.com 970-328-9711

 Vail Banks Reports Third Quarter Earnings per Share of $0.07

Vail Banks, Inc. (Nasdaq: VAIL) today reported diluted net income per share of $0.07 for the third quarter of 2003.  While this level of earnings is significantly below the level expected of the Company for this time period, many of the reasons deserve careful attention.  There were four significant activities which have reduced our current earnings:

➢	The most significant effect on earnings over the past twelve months has been the continued decline in the volume and yield on the loan portfolio. Loan volume has declined to $312 million at September 30, 2003, from $344 million at September 30, 2002, as Management continues to place emphasis on asset quality. Management’s efforts to retain only the highest quality loans in the portfolio, coupled with the weak economy, have had the effect during late 2002 and 2003 of reducing loan volume. The Company experienced a slight increase in loan demand during the third quarter of 2003 and management is hopeful this trend will continue.
As interest rates remain low, the Company’s total deposit cost, currently at a blended average of 0.98%, practically cannot go any lower. The yield on loans, however, continues to decline as new loans are extended and current loans re-price. This yield declined to 8.08% for year-to-date 2003 from 8.48% for year-to-date 2002. The Company has remained very liquid during the recent volatile securities markets, which has further compressed our net interest margin in lieu of investing in lower yielding investments that might depress earnings in future periods. Overall, the net interest margin has declined to 4.60% for 2003 from 5.58% in 2002. Net interest income has declined $2,854,000 ($1,855,000 after tax, or $0.33 per diluted share) to $16,604,000 for year-to-date 2003 from $19,458,000 for year-to-date 2002.
➢	The cost associated with the Company’s effort to significantly improve loan portfolio quality from one that compared favorably with peer to one of impeccable quality has been significant. The cost of correcting or collecting loans with credit exposure continues. During 2003 the Company has expended on this activity approximately $560,000 ($363,000 after tax, or $0.06 per diluted share). This expenditure has begun to decline and should not affect 2004 performance to any significant degree. However, it has given the Company a significant positioning from which it can participate in normal growth of loan activity associated with an improving economy and growth in our markets, especially Denver.

➢	As previously announced, WestStar Bank has entered a growth period in its Denver Market. The bank was fortunate to associate with a group of individuals with banking experience and superior track records in Denver to undertake this expansion. Net expenses for the bank’s new office in Denver were $288,000 in the third quarter compared to $105,000 in the second quarter, for a total of $393,000 year-to-date ($255,000 after tax, or $0.04 per diluted share). While supporting the start up of this activity will come at a cost, Management is hopeful that the volume of business created in Denver will soon become accretive to earnings.
➢	The third quarter included a settlement of a loan-related legal matter for $150,000 ($98,000 after tax, or $0.02 per diluted share) that resulted from actions at one of the Company’s acquired banks prior to the acquisition.

Although not associated only with the third quarter, the Company deferred $644,000 ($419,000, after tax, or $0.07 per diluted share) in loan fees during 2003, reflecting a more conservative approach compared to prior years and one that more closely recognizes loan fee income over the lives of the related loans.  A portion of the deferral also included fees on long-term loans now being funded with long-term borrowings.  As this process completes a full year’s duration, the Company will take into current income a greater portion of the prior year’s deferred fees that will tend to offset fees deferred in the current period of future years.

“The efforts made in 2003 to position WestStar Bank to fully participate in an economic recovery, which hopefully has begun and will accelerate in 2004, have been significant,” said Chairman E.B. Chester. “While they have come at a cost, we believe they were the correct decisions to position the bank to grow significantly along with a recovering economy and a return to a more normal interest rate environment.”

Financial Highlights

The $0.07 diluted net income per share compared to $0.29 in the third quarter of 2002, a 76% decrease.  Diluted net income per share for the quarter represented a 65% decrease compared to $0.20 in the second quarter of 2003.  Net income for the third quarter of 2003 was $363,000 compared to $1,688,000 in the third quarter of 2002, a 78% decrease.  Results for the quarter represent a 68% decrease from the second quarter 2003 net income of $1,137,000.

•           Earnings per share
                     Diluted net income per share was $0.07 for third quarter
                                   Compared to $0.29 for third quarter 2002, a 76% decrease
                                   Compared to $0.20 for second quarter 2003, a 65% decrease

•           Net Income
                    Net income was $363,000 for third quarter
                                   Compared to $1,688,000 for third quarter 2002, a 78% decrease
                                   Compared to $1,137,000 for second quarter 2003, a 68% decrease

•           Return on assets
                    Return on assets was 0.24% for third quarter
                                   Compared to 1.19% for third quarter 2002
                                   Compared to 0.76% for second quarter 2003

•           Return on equity
                    Return on equity was 2.39% for third quarter
                                   Compared to 10.20% for third quarter 2002
                                   Compared to 7.08% for second quarter 2003

•           Net Interest Margin
                     Net interest margin (fully tax equivalent) was 4.15% for third quarter
                                   Compared to 5.49% for third quarter 2002
                                   Compared to 4.77% for second quarter 2003

•           Efficiency Ratio
                     Efficiency ratio was 93% for third quarter
                                   Compared to 73% for third quarter 2002
                                   Compared to 80% for second quarter 2003

Top Line Revenue

Total revenue (net interest income and non-interest income) decreased $1,823,000, or 19%, from the third quarter of 2002, due primarily to lower interest income on loans.  Revenues decreased $772,000, or 9%, from the second quarter 2003, due primarily to lower interest income on loans and securities.

Net interest income was $5,136,000 for the quarter compared to $6,432,000 in the third quarter 2002, and to $5,811,000 in the second quarter 2003.  Average loans for the quarter decreased $16 million, or 19% annualized, compared to the second quarter of 2003.  Management has maintained a conservative underwriting posture as the economy moves slowly toward recovery.  Also, the quarter point rate drop by the Federal Reserve Bank at the end of the second quarter reduced interest income on approximately 19% of the Company’s loan portfolio.  As a result, interest and fees on loans decreased $475,000 during the quarter compared to the second quarter 2003.

Average investment securities decreased $14 million, or 49% annualized, compared to the second quarter 2003, due primarily to the impact that historically low mortgage rates had on prepayment speeds on mortgage backed securities.  As a result, securities income decreased $278,000 during the quarter compared to the second quarter 2003.  Included in this decrease is approximately $93,000 in additional premium amortization on securities for the third quarter compared to the second quarter 2003 due to the heavy prepayments in the third quarter.

Average deposits increased $6 million, or 5% annualized, during the quarter compared to the second quarter 2003.  These funds, as well as the cash flows from the decrease in loans and securities, were invested in overnight fed funds due to the extreme volatility in the securities markets during the third quarter.

Non-interest income decreased 16%, or $527,000, as compared to the third quarter of 2002, and decreased 3%, or $97,000, as compared to the second quarter 2003.  Mortgage broker fees were $1,299,000  as refinancing activity began to slow during the quarter. This represents a decrease of 3%, or $35,000, from the second quarter 2003, and an increase of 8%, or $92,000, from the third quarter 2002.  Deposit related fees decreased 15%, or $133,000, from the third quarter 2002, and decreased 9%, or $77,000, from the second quarter 2003, due primarily to a decrease in insufficient funds charges.  The third quarter of 2003 also included $15,000 in securities gains compared to $416,000 in securities gains in the third quarter 2002.  Revenue per diluted share decreased to $1.43 for the quarter versus $1.64 in the third quarter of 2002, a 13% decrease.

Interest Rate Risk Management

The net interest margin, on a fully tax-equivalent basis, was 4.15% for the third quarter compared to 5.49% in the third quarter 2002 and 4.77% in the second quarter 2003.  Earning assets yielded 5.90% for the third quarter, a 141 basis point decrease from the third quarter 2002 yield of 7.31%, and a 68 basis point decrease from the second quarter 2003 yield of 6.58%.  Interest expense as a percentage of earning assets decreased to 1.75% in the third quarter from 1.82% in the third quarter 2002, a decrease of 7 basis points, and decreased 6 basis points from 1.81% in the second quarter 2003.

“Quality loan demand continues to be soft in our region and our loan balances have declined as a result,” stated Dan Godec, President of WestStar Bank.  “However, we continued to grow our deposits during the quarter in anticipation of a sustained economic recovery.  During the quarter, Management initiated a strategic planning effort focused on significantly growing the Company over the next few years.  We are further positioning the bank to take advantage of our Front Range opportunities, stronger economic growth, and higher interest rates.”

Credit Risk Management

The Company continued to experience positive results from its efforts to strengthen the balance sheet.  Net charge-offs, on an annualized basis, were 0.00% of average loans for the third quarter, compared to net recoveries of 0.13% in the third quarter 2002 and net charge-offs of 0.44% in the second quarter 2003.  During the third quarter, foreclosed properties increased by $2.0 million from June 30, primarily due to foreclosure on a single credit.  The Company is in the process of selling the property and Management anticipates no loss.  At September 30, 2003, the allowance for loan losses was 1.06% of total loans and 157% of non-performing loans.  Overall, non-performing assets comprised 1.46% of loan-related assets at the end of the quarter compared to 0.71% at the end of the second quarter 2003.

“The decrease in charge-offs from the second quarter is a direct result of Management’s continued aggressiveness in handling certain Watch List credits,” said Lisa Dillon, President of Vail Banks, Inc.  “We are very comfortable with the pending sales of foreclosed properties and believe our credit administration process has significantly improved credit quality.  With the pending resolution of a single foreclosed property, our total risk assets will be at their lowest level in nine quarters.  Our allowance for loan losses is adequate.”

Common Stock Repurchase Program

At its meeting on October 20, the Company’s Board of Directors reauthorized the Company’s stock repurchase program that was originally approved in February 2001.   The total amount of repurchases under the program, both previously completed and allowable up to January 2004, aggregate approximately $19 million.  During the third quarter 2003, the Company repurchased 180,300 common shares.

Since inception of the stock repurchase program in March 2001, the Company has repurchased 1,506,880 shares at an average price of $12.06 per share.  Average diluted shares outstanding for the third quarter 2003 were 5,498,653 shares compared to 5,738,678 shares for the second quarter 2003, a 4% decrease.

Dividend Payment

At its meeting on October 20, the Board of Directors of Vail Banks declared a regular quarterly dividend of $0.07 per share payable November 14 to shareholders of record on October 31.

Franchise

Vail Banks, through its subsidiary WestStar Bank, has 23 banking offices and 19 ATMs in 18 communities in Colorado, including Aspen, Avon, Breckenridge, Cedaredge, Delta, Denver, Dillon, Edwards, Estes Park, Frisco, Glenwood Springs, Granby, Grand Junction, Gypsum, Montrose, Norwood, Telluride and Vail.  It gathers 66% of its deposits from the ten communities where it has number one or two market share.

Vail Banks warns caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements,  including the risks and uncertainties discussed in the Company’s  Annual Report on  Form 10-K for the year ended December 31, 2002, under the caption “Certain Factors Affecting Forward Looking Statements,” which discussion is incorporated herein by reference.

Vail Banks, Inc.

Financial Highlights
(in thousands, except share data)

	Three Months Ended

	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2003	2003	2003	2002	2002

Earnings and Performance

Net income	$363	1,137	975	1,096	1,688
Diluted net income per share	0.07	0.20	0.17	0.19	0.29
Return on assets	0.24%	0.76	0.69	0.79	1.19
Return on equity	2.39	7.08	5.99	6.55	10.20
Net interest margin (FTE)	4.15	4.77	4.89	5.22	5.49
Efficiency ratio	93	80	82	81	73

Asset Quality Ratios

Net charge-offs to average loans	0.00%	0.44	0.59	0.41	(0.13)
Allowance for loan losses to loans	1.06	0.98	1.02	1.13	1.19
Allowance for loan losses to non-performing loans	157	182	109	100	63
Non-performing assets to loan-related assets	1.46	0.71	1.17	1.20	1.94
Risk assets to loan-related assets (1)	1.52	1.43	1.19	1.20	2.01

Capital Ratios

Equity to assets at period end	10.04%	10.59	11.04	12.05	12.04
Tangible equity to assets at period end	3.88	4.41	4.84	5.41	5.38
Leverage ratio	7.86	8.47	9.59	10.27	9.90
Tier 1 capital ratio	12.17	12.95	13.57	14.15	13.62
Total capital ratio	14.09	14.60	14.99	15.61	15.15

Other Information at Period End

Book value per share	$11.26	11.57	11.48	11.64	11.49
Tangible book value per share	4.35	4.81	5.03	5.23	5.13
Closing market price	14.72	13.55	11.90	12.00	11.70
Shares outstanding	5,311,512	5,441,639	5,706,808	5,734,303	5,783,803
Full time equivalent associates	241	248	245	254	263
Banking offices	23	22	22	22	22
(1)	Risk assets are non-performing assets plus loans 90 days or more past due and accruing.

Vail Banks, Inc.

Balance Sheet
(in thousands, except share data)

	September 30,	December 31,	Percent
Assets	2003	2002	Change

Cash and due from banks	$16,954	24,940	(32)%
Federal funds sold	94,115	50,040	88
Investment securities
Available for sale	81,278	57,634	41
Held to maturity	425	684	(38)
Bank stocks	4,351	3,703	17

Loans held for sale	6,494	9,879	(34)

Gross loans	312,270	331,162	(6)
Allowance for loan losses	(3,299)	(3,747)	(12)
Net deferred loan fees	(604)	(159)	280
Premises and equipment, net	38,853	39,005	(0)
Goodwill, net	35,970	35,970	0
Other intangible assets, net	760	816	(7)
Other assets	8,508	4,336	96

	$596,075	554,263	8%

Liabilities and Shareholders’ Equity

Liabilities

Deposits	$463,071	428,698	8%
Federal funds purchased and securities
sold under agreements to repurchase	225	0	0
Federal Home Loan Bank advances	44,961	30,000	50
Trust preferred	24,000	24,000	0
Other liabilities	3,277	4,080	(20)

Total liabilities	535,534	486,778	10

Minority interest	710	713	(0)

Shareholders’ equity

Common equity	60,166	66,349	(9)
Accumulated other comprehensive income	(335)	423	(179)

Total shareholders’ equity	59,831	66,772	(10)

	$596,075	554,263	8%

Loan Mix at Period End

Commercial, industrial, and land	$190,852	203,932	(6)%
Real estate--construction	54,297	55,275	(2)
Real estate--mortgage	59,668	62,188	(4)
Consumer	7,453	9,767	(24)

Total gross loans	$312,270	331,162	(6)%

Deposit Mix at Period End

Interest bearing checking	$90,651	75,174	21%
Savings	30,161	28,296	7
Money market	110,957	106,494	4
CDs under $100,000	60,141	56,614	6
CDs $100,000 and over	74,333	64,737	15
Interest bearing deposits	366,243	331,315	11
Non-interest bearing checking	96,828	97,383	(1)
Total deposits	$463,071	428,698	8%

Shares Outstanding at Period End	5,311,512	5,734,303	(7)%

Vail Banks, Inc. Statement of Income (in thousands, except share data)

	Three months ended September 30,			Nine Months ended September 30,
	2003	2002	Percent Change	2003	2002	Percent Change
Interest income
Interest on loans	$5,702	6,429	(11)%	18,058	20,414	(12)
Fees on loans	616	1,086	(43)	1,802	2,550	(29)
Interest on investment securities	850	878	(3)	2,847	2,541	12
Interest on federal funds sold and short-term investments	191	190	1	480	433	11
Total interest income	7,359	8,583	(14)	23,187	25,938	(11)
Interest expense
Deposits	1,172	1,260	(7)	3,576	3,919	(9)
Borrowings	439	279	57	1,172	726	61
Trust preferred	612	612	0	1,835	1,835	0
Total interest expense	2,223	2,151	3	6,583	6,480	2
Net interest income	5,136	6,432	(20)	16,604	19,458	(15)
Provision for loan losses	164	0	0	414	382	8
Net interest income after provision	4,972	6,432	(23)	16,190	19,076	(15)
Non-interest income	2,748	3,275	(16)	8,476	8,995	(6)
Non-interest expense	7,294	7,073	3	21,213	21,143	0
Income before taxes	426	2,634	(84)	3,453	6,928	(50)
Income taxes	63	946	(93)	978	2,411	(59)
Net Income	$363	1,688	(78)%	2,475	4,517	(45)

Diluted net income per share	$0.07	0.29	(76)%	0.44	0.76	(42)
Weighted average shares outstanding - diluted	5,498,653	5,909,963	(7)	5,689,159	5,937,041	(4)

Profitability Ratios
Return on assets	0.24%	1.19		0.56	1.07
Return on equity	2.39	10.20		5.21	9.33
Net interest margin (FTE)	4.15	5.49		4.60	5.58
Net chargeoffs	0.00	(0.13)		0.35	0.24
Efficiency ratio	93	73		85	74

Average Balances
Assets	$600,424	562,984	7%	589,691	566,046	4
Earnings assets	504,361	467,965	8	494,619	469,227	5
Loans	315,602	346,167	(9)	328,497	362,273	(9)
Deposits	466,356	439,377	6	456,709	445,543	3
Shareholders' equity	60,244	65,651	(8)	63,508	64,748	(2)

Vail Banks, Inc.

Statement of Income by Quarter
(in thousands, except share data)

	Three Months Ended

	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2003	2003	2003	2002	2002

Interest income
Interest on loans	$5,702	6,154	6,202	6,461	6,429
Fees on loans	616	639	547	728	1,086
Interest on investment securities	850	1,128	869	657	878
Interest on federal funds sold
and short-term investments	191	157	132	145	190
Total interest income	7,359	8,078	7,750	7,991	8,583
Interest expense
Deposits	1,172	1,232	1,172	1,151	1,260
Borrowings	439	424	309	278	279
Trust preferred	612	611	612	612	612
Total interest expense	2,223	2,267	2,093	2,041	2,151
Net interest income	5,136	5,811	5,657	5,950	6,432

Provision for loan losses	164	125	125	0	0

Net interest income after provision	4,972	5,686	5,532	5,950	6,432

Non-interest income
Deposit related	747	824	752	835	880
Mortgage broker fees	1,299	1,334	1,450	1,527	1,207
Other	702	687	681	667	1,188
	2,748	2,845	2,883	3,029	3,275
Non-interest expense
Salaries and employee benefits	4,403	4,287	4,325	4,420	4,166
Occupancy	850	808	820	740	807
Furniture and equipment	696	691	708	709	711
Amortization of intangible assets	19	18	19	18	19
Other	1,326	1,091	1,152	1,410	1,370
	7,294	6,895	7,024	7,297	7,073

Income before taxes	426	1,636	1,391	1,682	2,634
Income taxes	63	499	416	586	946
Net Income	$363	1,137	975	1,096	1,688

Diluted net income per share	$0.07	0.20	0.17	0.19	0.29

Vail Banks, Inc.

Supplemental Information
(in thousands)

	Three Months Ended

	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2003	2003	2003	2002	2002

Average Balances
Assets	$600,424	597,540	570,783	547,994	562,984
Earning assets	504,361	502,526	476,666	455,433	467,965
Loans	315,602	331,727	338,411	340,176	346,167
Deposits	466,356	460,655	442,859	423,090	439,377
Interest bearing liabilities	439,842	439,295	406,379	379,829	396,034
Shareholders’ equity	60,244	64,374	65,969	66,344	65,651

Average Deposit Mix
Interest bearing checking	88,494	86,478	79,400	76,189	80,694
Savings	30,125	30,053	29,846	29,508	31,134
Money market	109,159	109,791	110,554	109,344	116,963
CDs under $100,000	60,940	59,942	58,513	56,389	57,533
CDs $100,000 and over	81,565	84,742	70,585	54,399	55,710
Interest bearing deposits	370,283	371,006	348,898	325,829	342,034
Non-interest bearing checking	96,073	89,649	93,961	97,261	97,343
Total deposits	466,356	460,655	442,859	423,090	439,377

Net Interest Margin Analysis
Net interest income	$5,136	5,811	5,657	5,950	6,432
Fully taxable equivalent adjustment	146	167	89	41	44
Net interest income (FTE)	5,282	5,978	5,746	5,991	6,476

Yields (FTE)
Loans	7.94%	8.21	8.09	8.38	8.61
Investment securities	4.01	4.63	4.64	4.39	5.20
Other earning assets	0.94	1.16	1.19	1.38	1.66
Total earning assets	5.90	6.58	6.67	7.00	7.31

Cost of funds
Interest bearing deposits	1.26	1.33	1.36	1.40	1.46
Other interest bearing liabilities	5.99	6.08	6.50	6.54	6.55
Total interest bearing liabilities	2.01	2.07	2.09	2.13	2.15
Total interest expense to earning assets	1.75	1.81	1.78	1.78	1.82

Net interest margin (FTE)	4.15	4.77	4.89	5.22	5.49

Vail Banks, Inc.

Asset Quality
(in thousands)

	Three Months Ended

	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept 30,
	2003	2003	2003	2002	2002

Asset Quality
Nonaccrual loans	$2,105	1,722	3,089	3,734	6,483
Restructured loans	0	0	0	0	0
Total non-performing loans	2,105	1,722	3,089	3,734	6,483
Foreclosed properties	2,496	542	796	241	214
Total non-performing assets	4,601	2,264	3,885	3,975	6,697
90+ days past due and accruing	163	2,323	83	6	243
Total risk assets	$4,764	4,587	3,968	3,981	6,940

Allowance for Loan Losses
Beginning Balance	$3,138	3,381	3,747	4,102	3,987
Provision for loan losses	164	125	125	0	0
Loan charge-offs	73	416	534	387	415
Loan recoveries	70	48	43	32	530
Net charge-offs	3	368	491	355	(115)
Ending Balance	$3,299	3,138	3,381	3,747	4,102

Net Charge-Offs to Average Loans	0.00%	0.44	0.59	0.41	(0.13)

Loans Past Due 30 Days or More and Accruing	2.18	2.47	1.59	0.97	1.25